FIRST LEASE ADDENDUM

THIS FIRST LEASE ADDENDUM (this "Addendum") is made and entered into this 19 day of December, 2018, between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company ("Landlord"), and SMARTSHEET INC., a Washington corporation ("Tenant").

RECITALS

A. Landlord and Tenant entered into a non-residential Lease dated March 7, 2017 (the "Lease"), for certain space on the twelfth (12th) floor in the Bank of America Building at Bellevue Place, Bellevue, Washington, consisting of 11,287 rentable square feet (the "Existing Premises"), which leased space is more specifically described in the Lease.

B. Landlord and Tenant intend, by the execution and delivery of this Addendum, to amend and supplement the Lease in certain material respects, which include (i) adding additional space consisting of 8,584 rentable square feet on the twelfth (12th) floor of the Bank of America Building commonly known as Suite 1250 located adjacent to the Existing Premises (the "Expansion Premises"); (ii) setting forth the terms and conditions for Lease Term, Rent and other matters related to the Expansion Premises; (iii) providing for Expansion Premises Improvements and (iv) extending the Lease Term for the entire Leased Premises which shall consist of the Existing Premises and the Expansion Premises.

C. Landlord and Tenant are simultaneously executing the Fourth Lease Addendum to the Lease for "Suite 960" of the Bank of America Building ("Suite 960 Lease") and the Fourth Lease Addendum to the Lease for "Suite 1300" of the Bank of America Building ("Suite 1300 Lease").

D. Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:

1. **Section 1. BASIC LEASE DATA, TERMS AND EXHIBITS**. The following paragraphs of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:

1.6 Leased Premises: That portion of the twelfth (12th) floor consisting of the Existing Premises and the Expansion Premises as and where shown on ***Exhibit A*** attached hereto and incorporated herein.

1.7 Rentable Area of the Leased Premises: Effective upon the Expansion Premises Commencement Date, a total of nineteen thousand eight hundred seventy-one (19,871) rentable square feet, consisting of the following:

Existing Premises: Eleven thousand two hundred eighty-seven (11,287) rentable square feet; and

Expansion Premises: Eight thousand five hundred eighty-four (8,584) rentable square feet.

1.9 Tenant's Share: **[based on 19,871 rentable square feet]**

Upon the Expansion Premises Commencement Date, Sections 1.9(b) and 1.9(c) of the Lease are hereby amended in their entirety to read as follows:

(b) Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: four point two eight six percent (4.286%) based on 463,599 rentable square feet pursuant to Section 1.8(a) of the Lease; and

(c) Operating, Repair and Maintenance Expenses for Bellevue Place: three point eight two five percent (3.825%) based on 519,549 rentable square feet pursuant to Section 1.8(b) of the Lease.

1.10 Rent:

Existing Premises: The following paragraphs are hereby added at the end of Section 1.10 of the Lease to read as follows:

[Based on 11,287 rentable square feet]

From and including September 1, 2023, through and including June 30, 2024, Rent shall be Forty-nine and 52/100 Dollars ($49.52) per rentable square feet or Forty-six Thousand Five Hundred Seventy-seven and 69/100 Dollars ($46,577.69) per month.

From and including July 1, 2024, through and including June 30, 2025, Rent shall be Fifty-one and 01/100 Dollars ($51.01) per rentable square feet or Forty-seven Thousand Nine Hundred Seventy-nine and 16/100 Dollars ($47,979.16) per month.

From and including July 1, 2025, through and including the Expiration Date, Rent shall be Fifty-two and 54/100 Dollars ($52.54) per rentable square feet or Forty-nine Thousand Four Hundred Eighteen and 25/100 Dollars ($49,418.25) per month.

Expansion Premises:

[Based on 8,584 rentable square feet]

From and including the Expansion Premises Commencement Date, through and including June 30, 2020, Rent shall be Forty-four and 00/100 Dollars ($44.00) per rentable square foot per annum or Thirty-one Thousand Four Hundred Seventy-four and 67/100 Dollars ($31,474.67) per month.

From and including July 1, 2020, through and including June 30, 2021, Rent shall be Forty-five and 32/100 Dollars ($45.32) per rentable square feet or Thirty-two Thousand Four Hundred Eighteen and 91/100 Dollars ($32,418.91) per month.

From and including July 1, 2021, through and including June 30, 2022, Rent shall be Forty-six and 68/100 Dollars ($46.68) per rentable square feet or Thirty-three Thousand Three Hundred Ninety-one and 76/100 Dollars ($33,391.76) per month.

From and including July 1, 2022, through and including June 30, 2023, Rent shall be Forty-eight and 08/100 Dollars ($48.08) per rentable square feet or Thirty-four Thousand Three Hundred Ninety-three and 23/100 Dollars ($34,393.23) per month.

From and including July 1, 2023, through and including June 30, 2024, Rent shall be Forty-nine and 52/100 Dollars ($49.52) per rentable square feet or Thirty-five Thousand Four Hundred Twenty-three and 31/100 Dollars ($35,423.31) per month.

From and including July 1, 2024, through and including June 30, 2025, Rent shall be Fifty-one and 01/100 Dollars ($51.01) per rentable square feet or Thirty-six Thousand Four Hundred Eight-nine and 15/100 Dollars ($36,489.15) per month.

From and including July 1, 2025, through and including the Expiration Date, Rent shall be Fifty-two and 54/100 Dollars ($52.54) per rentable square feet or Thirty-seven Thousand Five Hundred Eighty-three and 61/100 Dollars ($37,583.61) per month.

1.11 Lease Term:

Existing Premises: The Lease Term is hereby extended to expire on the Expiration Date below.

Expansion Premises: Approximately eighty-four (84) calendar months, plus that portion of a calendar month necessary, if at all, for the Expiration Date to occur on the last day of such calendar month.

1.13 Expiration Date: June 30, 2026

1.14 Security Deposit: The following is hereby added to the end of paragraph 1.14 of Section 1 of the Lease:

Expansion Premises Security Deposit:

Sixty (60) days prior to the commencement of the Expansion Premises Improvements, Tenant shall pay to Landlord Five Hundred Sixty-five Thousand Four Hundred Fifty-two and 00/100 Dollars ($565,452.00) (which equals 90% of the Landlord's Expansion Improvement Allowance) to be held as the Expansion Premises Security Deposit. At Tenant's option, the Expansion Premises Security Deposit may be in the form of letter of credit, in accordance with Section 37.22 below.

Upon mutual execution of this Addendum, Tenant shall deposit an additional Forty-one Thousand Nine Hundred Eighty-two and 92/100 Dollars ($41,982.92) which shall be applied toward the first month's Rent ($31,474.67) and Additional Rent ($10,508.25) for the Expansion Premises.

1.18 Exhibits Incorporated by Reference (Exhibit C - Floor Plan of Leased Premises). Upon the Expansion Premises Commencement Date, the Floor Plan of the Leased Premises, a copy of which is attached hereto as ***Exhibit A***, shall replace the existing Exhibit C to the Lease and be incorporated therein. All references in the Lease to "Exhibit C" or the "Floor Plan of the Leased Premises" shall refer to the Floor Plan of the Leased Premises attached hereto as ***Exhibit A***.

1.19 Expansion Premises Commencement Date: The earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in Section 11.1(c) below) for the Expansion Premises, or (ii) the date Tenant first occupies the Expansion Premises for business purposes. The estimated Expansion Premises Commencement Date is July 1, 2019, provided that in the event the Expansion Premises is not delivered by April 1, 2019, the Expansion Premises Commencement Date may be delayed for each day the Expansion Premises is delivered after April 1, 2019, provided further that Tenant has submitted permit drawings to the City of Bellevue by January 31, 2019. In the event that the Expansion Premises is not delivered to Tenant by June 1, 2019, and Tenant has submitted permit drawings to the City of Bellevue by January 31, 2019, Tenant shall be entitled to abatement of Rent and Additional Rent for each day the Expansion

Premises is not delivered to Tenant. Notwithstanding the foregoing, no delay in Landlord's delivery of the Expansion Premises shall modify the scheduled Expiration Date or the terms of the Landlord's Expansion Improvement Allowance as described below.

2. **Expansion Premises Improvements**.

(a) The Expansion Premises shall be improved by Landlord (the "Expansion Premises Improvements"), which Expansion Premises Improvements shall be in accordance with mutually agreed upon plans and specifications for such improvements (the "Expansion Premises Plans"). The Expansion Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord's subjective discretion. Landlord shall contract directly with the contractors constructing the Expansion Premises Improvements. Landlord shall contract directly with JPC Architects for architectural services related to the Expansion Premises Improvements. Landlord shall pay certain amounts toward the cost of the Expansion Premises Improvements ("Landlord's Expansion Improvement Allowance"). Landlord's Expansion Improvement Allowance is limited to a total amount not to exceed Six Hundred Twenty-eight Thousand Two Hundred Eighty and 00/100 Dollars ($628,280.00). Landlord's Expansion Improvement Allowance shall be used exclusively for the Expansion Premises Improvements, any improvements to the Existing Premises, Suite 960, Suite 1300, or any other space leased by Tenant from Landlord in the Bank of America Building at Bellevue Place, Bellevue, Washington (including all sales and other applicable taxes but ***not*** including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant's sole cost and responsibility). Landlord's Expansion Improvement Allowance shall be made available until September 30, 2022, or until the full amount of Landlord's Expansion Improvement Allowance has been exhausted, whichever occurs earlier.

(b) Any and all costs for the construction and installation of the Expansion Premises Improvements (including but not limited to the cost of all working drawings, Expansion Premises Plans, and engineering, architectural, design and consulting fees) in excess of Landlord's Expansion Improvement Allowance ("Excess Expansion Improvement Costs") shall be Tenant's sole responsibility and shall be paid by Tenant promptly when due. Tenant's failure or refusal to pay any such Excess Expansion Improvement Costs shall be a material breach of the Lease and a default thereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Expansion Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Expansion Improvement Costs.

(c) All improvements and fixtures made or installed in or to the Expansion Premises are the property of Landlord. The Expansion Premises Improvements shall *not* include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of the Expansion Premises, (ii) security and access control to the Expansion Premises, (iii) data, telephone, and similar communications cabling; provided however that Tenant has the right to use up to Two and 00/100 Dollars ($2.00) per rentable square foot of Landlord's Expansion Improvement Allowance to offset data, telephone, and similar communication cabling costs, and

(iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of the Lease transaction.

(d) Notwithstanding anything to the contrary, unless as otherwise stated herein, the Expansion Premises Improvements shall be subject to all terms and conditions of the Lease including but not limited to Exhibit D (Tenant Design & Construction Manual), provided that Landlord shall waive its construction management fee.

3. **Rentable Area of the Leased Premises**. Section 6.2(e) is hereby replaced in its entirety as follows:

For purposes of this Lease, the Rentable Area of the Leased Premises shall mean the Useable Area of the Leased Premises, as that term is defined and computed according to the *Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA z65.1-2010*, otherwise known as the "BOMA Standard," multiplied by a load factor of sixteen point eighty-three percent (16.83%). The "as built" Rentable Area of the Leased Premises shall be the true Rentable Area of the Leased Premises at the time Landlord tenders possession of the Leased Premises to Tenant.

4. **Security Deposit**. The following shall be added to the end of Section 8 of the Lease:

Expansion Premises Security Deposit:

(a) As additional consideration for this Lease, Tenant has delivered to Landlord as a security deposit the amount set forth in Section 1.14. Such sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Lease Term. If Tenant is in breach under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any unpaid obligation or sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's breach, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's breach. In the event Landlord elects to so use, apply or retain all or any part of the security deposit, Tenant shall deposit with Landlord, within ten (10) days of demand therefor, cash sufficient to restore the security deposit to the amount set forth in Section 1.14. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease, the security deposit or any balance thereof after deductions hereunder by Landlord shall be returned to Tenant (or at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) within thirty (30) days following expiration of the Lease Term or Tenant's return of the Leased Premises to Landlord in the condition required hereunder, whichever shall last occur. No trust relationship is created hereby between Landlord and Tenant with respect to the security deposit.

(b) Sixty (60) days prior to the commencement of the Expansion Premises Improvements, Tenant shall pay to Landlord a security deposit in the initial amount of Five Hundred Sixty-five Thousand Four Hundred Fifty-two and 00/100 Dollars ($565,452.00) ("Expansion Premises Security Deposit").

(c) Notwithstanding the foregoing, if Tenant delivers to Landlord information reasonably satisfactory to Landlord showing that Tenant has readily available cash or cash equivalents totaling not less than $40,000,000, then the Expansion Premises Security Deposit shall be reduced to fifty percent (50%) of the Expansion Premises Security Deposit, provided Tenant has not defaulted under this Lease beyond the applicable notice and cure period. No later than thirty (30) days prior to the end of each Lease Year, and within three (3) business days of Landlord's written request made not more than once during each Lease Year during the Lease Term, Tenant shall deliver to Landlord information reasonably satisfactory to Landlord showing that Tenant has readily available cash or cash equivalents totaling not less than $40,000,000. If Tenant fails to deliver such information, or if such information does not reflect readily available cash or cash equivalents totaling at least $40,000,000, then Tenant shall immediately restore the Expansion Premises Security Deposit to the original amount.

(d) Notwithstanding the foregoing, if Tenant delivers to Landlord information reasonably satisfactory to Landlord showing that Tenant has readily available cash or cash equivalents totaling not less than $100,000,000, then the Expansion Premises Security Deposit shall be reduced to ten percent (10%) of the Expansion Premises Security Deposit, provided Tenant has not defaulted under this Lease beyond the applicable notice and cure period. No later than thirty (30) days prior to the end of each Lease Year, and within three (3) business days of Landlord's written request made not more than once during each Lease Year during the Lease Term, Tenant shall deliver to Landlord information reasonably satisfactory to Landlord showing that Tenant has readily available cash or cash equivalents totaling not less than $100,000,000. If Tenant fails to deliver such information, or if such information does not reflect readily available cash or cash equivalents totaling at least $100,000,000, then Tenant shall immediately restore the Expansion Premises Security Deposit to the original amount.

5. **Letter of Credit**. The following is added as Section 37.22 of the Lease:

(a) Landlord and Tenant acknowledge that Tenant will occupy space in the Bank of America Building pursuant to this Lease and, as consideration for Landlord's willingness to enter into this Lease, Tenant shall deliver or cause to be delivered to Landlord, and shall cause to be maintained at all times in effect without expiration or termination, one or more irrevocable standby letters of credit complying with the terms of this Section 37.22. Any failure by Tenant to perform or observe any term, covenant or agreement set forth in this Section 37.22 shall constitute a material default under this Lease.

(b) Tenant shall deliver or cause to be delivered to Landlord an irrevocable standby letter of credit in a form acceptable to or provided by Landlord (the "Letter of Credit"), issued by a national banking association reasonably acceptable to Landlord, for the account of Tenant in favor of Landlord in the initial amount determined in accordance with Section 8 of the Lease, having an expiry date not earlier than the Expiration Date, and stating by its terms that it shall be

automatically extended annually, without written amendment or modification, to the date that is one (1) year after the then current expiry date unless the issuer of the Letter of Credit gives Landlord, at least sixty (60) days prior to the then current expiry date, written notice that the issuer elects not to extend the Letter of Credit. If the issuer of the Letter of Credit at any times gives to Landlord notice that the issuer elects not to extend the Letter of Credit, then, not less than thirty (30) days prior to the then current expiry date of the Letter of Credit, Tenant shall deliver or cause to be delivered to Landlord a substitute irrevocable standby letter of credit issued in favor of Landlord by a national banking association reasonably acceptable to Landlord in an amount required by Section 8 of the Lease. Not less than thirty (30) days prior to the expiry date of any substitute letter of credit delivered pursuant to this Section, Tenant shall deliver or cause to be delivered to Landlord a further substitute irrevocable standby letter of credit issued in favor of Landlord by a national banking association reasonably acceptable to Landlord in an amount required by Section 8 of the Lease. Each substitute letter of credit delivered pursuant to this Section 37.22 shall have a term of not less than one (1) year and shall be in a form acceptable to or provided by Landlord. Additionally, if Tenant is entitled to a reduction in the amount of the cash Security Deposit and/or the Expansion Premises Security Deposit as provided in Section 8 of this Lease, Tenant shall exchange the original Letter of Credit for a substitute in the reduced amount, or shall deliver to the Landlord the amendment, endorsement or other modification of the Letter of Credit that reduces the amount thereof as permitted in Section 8.

(c) Upon the occurrence of any breach or default, beyond the applicable notice and cure period, under this Lease including, but not limited to, any failure by Tenant timely to deliver or cause to be delivered to Landlord any substitute letter of credit required pursuant to this Section 37.22, Landlord, at its option, may draw against the Letter of Credit and any substitute letter of credit delivered pursuant to this Section 37.22 in an amount reasonably necessary to cure such breach or default and/or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's breach or default. The Letter of Credit and each substitute letter of credit (also referred to as a "Letter of Credit") delivered pursuant to this Section 37.22 shall provide for payment against Landlord's (or any transferee's) draft at sight accompanied by a certificate stating substantially as follows: "Drawn under ____________________ Bank, N.A.'s Irrevocable Standby Letter of Credit No. _________, dated ___________________, 2018, as a result of the occurrence of a default under the Lease dated _______, 2018, between Bellevue Place Office, LLC, a Washington limited liability company, and SMARTSHEET INC., a Washington corporation. If Landlord draws against the Letter of Credit, Tenant shall, within ten (10) days of the date of such draw, restore the Letter of Credit or provide additional irrevocable standby letters of credit so that, at all times, there shall be an amount required by Section 8 of the Lease available for Landlord to draw against in the event of any further breach or default under this Lease.

(d) If the Letter of Credit is not renewed or Tenant does not provide a substitute irrevocable standby letter of credit on or before the date that is thirty (30) days prior to the expiry date of the then current Letter of Credit, or in the event Landlord draws against the Letter of Credit, if Tenant does not restore the Letter of Credit or provide additional letters of credit so that an amount required by Section 8 of the Lease is available to Landlord to draw upon in the event of any further breach or default under this Lease, then in such event the amount of the draw against

the Letter of Credit may be equal to the entire amount of the Letter of Credit. The proceeds of any draw against the Letter of Credit pursuant to the immediately preceding sentence shall be held by Landlord as an additional security deposit pursuant to the provisions of Section 8 of this Lease.

6. **Option to Extend Lease Term**. The first sentence of Section 3.4(a) is hereby amended as follows:

Tenant is granted an option (the "Extension Option") to extend the Lease Term for five (5) years, to and including June 30, 2031.

7. **Broker's Commission**. Tenant represents and warrants to Landlord it has incurred no liabilities or claims for brokerage commissions or finder's fees in connection with the execution of this Addendum and it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Addendum, except Washington Partners which represents Tenant ("Tenant's Broker"), and Broderick Group, Inc., which represents Landlord. Provided Landlord and Tenant enter into this Addendum, Landlord hereby agrees to pay Tenant's Broker a commission equal to One and 00/100 Dollar ($1.00) per square foot of Rentable Area of the Leased Premises for the additional Lease Term, which fee shall be paid one-half (1/2) upon execution of this Addendum and one-half (1/2) upon the Expansion Premises Commencement Date. All parties hereby agree to indemnify and hold Landlord harmless from all such liabilities or claims (including, without limitation, attorneys' fees) by anyone other than Tenant's Broker and/or Broderick Group, Inc.

8. **Current Tenant**. Tenant is aware that the Expansion Premises is currently occupied by another tenant or tenants (the "Current Expansion Tenant") and the Current Expansion Tenant may fail or refuse to vacate the Expansion Premises and relinquish all claims to the Expansion Premises prior to the date Landlord desires to commence the Expansion Premises Improvements. Landlord shall use diligent good faith efforts to cause the Current Expansion Tenant to timely vacate.

9. **Entire Agreement**. Each party acknowledges that such party has not relied on or received any promise, representation or warranty of any kind not otherwise contained or referred herein to induce said party to enter this Addendum.

10. **Remaining Lease Provisions Unchanged**. Except as modified by this Addendum, all other terms, conditions, provisions and covenants of the Lease shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have executed this instrument the day and year first above set forth.

LANDLORD

BELLEVUE PLACE OFFICE, LLC,
a Washington limited liability company

By KEMPER DEVELOPMENT COMPANY,
a Washington corporation, Its Manager

By ____________________
James E. Melby
President

TENANT

SMARTSHEET INC.,
a Washington corporation

By ____________________
Jennifer Ceran
Its Chief Financial Officer

STATE OF WASHINGTON)
) ss.
COUNTY OF KING)

On this 19 day of December, 2018, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

WITNESS my hand and official seal the day and year in this certificate above written.

(SEAL) KATHERINE KIRKNESS NOTARY PUBLIC STATE OF WASHINGTON COMMISSION EXPIRES 09-20-2021

Kate Kir
Type Notary Name: Katherine Kirkness
Notary Public in and for the State of Washington, residing at Kirkland.
My commission expires 9.20.21.

STATE OF WASHINGTON)
) ss.
COUNTY OF KING)

On this 18 day of December, 2018, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Jennifer Ceran, to me known to be the CFO of SMARTSHEET INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument.

WITNESS my hand and official seal hereto affixed the day and year first written above.

(SEAL) MATTHEW HARRISON NOTARY PUBLIC COMM. EXPIRES JUNE 10, 2019 STATE OF WASHINGTON

Matthew Harrison
Type Notary Name: Matthew Harrison
Notary Public in and for the State of Washington, residing at Pierce County.
My commission expires June 10, 2019.

EXHIBIT A

FLOOR PLAN OF LEASED PREMISES

(see attached)


EXPANSION
PREMISES
EXISTING
PREMISES
BANK OF AMERICA BUILDING
12TH FLOOR